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                                 June 12, 1997

DELTAPOINT, INC.
22 LOWER RAGSDALE DRIVE
MONTEREY, CALIFORNIA 93940
(408) 648-4000

        RE:  REGISTRATION STATEMENT ON FORM SB-2

Ladies and Gentlemen:

    We have examined the Registration Statement on Form SB-2 filed by you with the Securities and Exchange Commission on June 12, 1997 (Registration No.
333-     ), as amended (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of a total of 1,361,160 shares of your Common Stock (the "Shares") issuable upon the conversion of certain Convertible Notes (as defined in the Registration Statement) or certain shares of Series A Preferred Stock that may be duly issued in exchange for the Convertible Notes. We understand that the Shares are to be sold from time to time on the NASDAQ OTC Market at prevailing prices or as otherwise described in the Registration Statement. As your legal counsel, we have examined the proceedings proposed to be taken by you in connection with the sale of the Shares.

    It is our opinion that upon conversion of the Convertible Notes (or the shares of Series A Preferred Stock, if duly issued in exchange for the Convertible Notes) into Shares pursuant to, and in accordance with the terms and conditions of, the Convertible Notes (or the Series A Preferred Stock, as appropriate), and upon conclusion of the proceedings being taken contemplated by us, as your counsel, to be taken prior to the issuance and sale of the Shares and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares, when issued and sold in the manner described in the Registration Statement, would be legally and validly issued, fully paid and non-assessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name under the caption "Legal Matters" in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

                                          Very truly yours,
                                          WILSON, SONSINI, GOODRICH & ROSATI
                                          Professional Corporation